Exhibit 99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 26, 2025, relating to the financial statements and financial highlights of Baillie Gifford International Concentrated Growth Equities Fund, Baillie Gifford Long Term Global Growth Fund, and Baillie Gifford U.S. Equity Growth Fund, each a series of Baillie Gifford Funds, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Other Service Providers” and “Exhibit C Financial Highlights” in the combined Prospectus/Proxy Statement.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

December 17, 2025